August 2008
Filed pursuant to Rule 433 dated July 24, 2008 relating to
Preliminary Pricing Supplement No. 722 dated July 24, 2008 to
Registration Statement No. 333-131266

STRUCTURED INVESTMENTS
Opportunities in Equities
Auto-Callable Securities due March 7, 2011
Based on the Price of Shares of the Financial Select Sector SPDR Fund
Auto-Callable Securities offer the opportunity for investors to earn a relatively high annualized fixed redemption amount if the price of shares of the Financial Select Sector SPDR Fund is at all above the initial share price on any one of the specified determination dates.  Investors must be comfortable with the risk of losing some or all of their principal and be willing to forgo interest payments and potential returns greater than the specified fixed returns.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	August , 2008
Original issue date:	August , 2008 (5 business days after the pricing date)
Maturity Date:	March 7 , 2011
Determination dates:	#1: September 2, 2009	#2: December 2, 2009	#3: March 2, 2010
	#4: June 2, 2010	#5: September 2, 2010	#6: December 2, 2010
Final: March 2, 2011
Early redemption payment:
If, on any of the first six determination dates, the closing price of the underlying shares is greater than the initial share price, the securities will be automatically redeemed on the third business day following the related determination date for the respective cash payment as follows:

▪ 1st determination date: $11.20 to $11.40	▪ 5th determination date: $12.40 to $12.80
▪ 2nd determination date: $11.50 to $11.75	▪ 6th determination date: $12.70 to $13.15
▪ 3rd determination date: $11.80 to $12.10	The actual early redemption payment amounts will be determined on the pricing date.
▪ 4th determination date: $12.10 to $12.45
Payment at maturity (per security):	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the closing price on the final determination date is:
▪ Greater than the initial share price: $13.00 to $13.50 (as determined on the pricing date),
▪ Less than or equal to the initial share price but the trading price has not decreased to or below the trigger price at any time during the observation period, $10 stated principal amount, or

▪      Less than or equal to the initial share price and the trading price has decreased to or below the trigger price at any time during the observation period, $10 times the share performance factor.
This amount will be less than or equal to the stated principal amount of $10, which may result in a loss of some or all of your investment.

Trigger price:	65% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of the underlying shares on the pricing date
Final share price:	The product of the closing price and the adjustment factor on the final determination date
Observation Period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, from but excluding the pricing date to and including the final determination date.

CUSIP:	617480686
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per security	$10	$0.225	$9.775
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 7 for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 722 dated July 24, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007                       Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0707001

Auto-Callable Securities due March 7, 2011
Based on the Price of Shares of the Financial Select Sector SPDR Fund

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on whether (1) the closing price of the underlying shares is above or below the initial share price on any of the seven determination dates (including the final determination date) and (2) the trading price of the underlying shares has decreased to or below the trigger price at any time during the observation period.

Diagram #1 – First Six Determination Dates

Diagram #2 – Payout at Maturity if No Early Redemption Occurs

August 2008	Page 2

Auto-Callable Securities due March 7, 2011
Based on the Price of Shares of the Financial Select Sector SPDR Fund

Investment Overview

The Auto-Callable Securities due March 7, 2011, Based on the Price of Shares of the Financial Select Sector SPDR Fund, which we refer to as the securities, are designed for investors who seek relatively high fixed positive returns if the closing price of the underlying shares is at all above the initial share price on any one of the seven determination dates (including the final determination date). An early redemption will occur if the closing price of the underlying shares is above the initial share price on any of the first six determination dates. If an early redemption does not occur, the securities will be redeemed at maturity.

If, on the final determination date, the price of the underlying shares has decreased from the initial share price, the securities will redeem for the stated principal amount unless the trading price of the underlying shares has decreased to or below the trigger price at any time during the observation period.  In that case, the securities will redeem for less than the stated principal amount by an amount proportionate to the decrease in the final share price from the initial share price, which means investors will lose some or all of their investment.

Investors in the securities must be willing to accept the risk of loss of principal, and be willing to forgo interest payments and potential returns greater than the specified fixed returns.

Financial Select Sector SPDR Fund Overview

The Financial Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company.  The Select Sector SPDR Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  The Financial Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The Financial Select Sector Index is calculated and disseminated by The American Stock Exchange, and is designed to provide an effective representation of the financial sector of the S&P 500 Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.

Information as of market close on July 22, 2008:

Bloomberg Ticker Symbol:	XLF
Current Share Price:	$22.49
52 Weeks Ago:	$35.43
52 Week Intraday High (on 10/05/2007):	$35.89
52 Week Intraday Low (on 7/15/2008):	$17.17

Financial Select Sector SPDR Fund Daily Closing Prices from January 2, 2003 to July 22, 2008

August 2008	Page 3

Auto-Callable Securities due March 7, 2011
Based on the Price of Shares of the Financial Select Sector SPDR Fund

Key Investment Rationale

The securities offer investors an opportunity to capture fixed positive returns if the price of shares of the Financial Select Sector SPDR Fund has increased from the initial share price on any of the seven determination dates, regardless of the extent of the appreciation.

Upside Scenarios
▪ On any of the first six determination dates, the closing price is greater than the initial share price.  In this scenario, each security redeems for the early redemption payment associated with the specific determination date on which the securities redeem.  The positive return will be approximately a 12% to 14% annualized return.
▪ The securities are not automatically redeemed prior to maturity and the final share price is greater than the initial share price.  In this scenario, the payment at maturity for each security provides investors with a positive return of 30% to 35% of the stated principal amount (approximately 12% to 14% annualized return).  The securities would yield a greater return than would a direct investment in the underlying shares, but only if the underlying shares were to appreciate by less than 30% to 35% by the final determination date.

Zero Return Scenarios
(i) The securities are not automatically redeemed prior to maturity and (ii) the final share price is less than or equal to the initial share price but (iii) the trading price has not decreased to or below the trigger price at any time during the observation period.  In this scenario, the payment at maturity for each security will be the $10 stated principal amount.

Downside Scenarios
(i) The securities are not automatically redeemed prior to maturity and (ii) the final share price is less than or equal to the initial share price and (iii) the trading price has decreased to or below the trigger price at any time during the observation period.  In this scenario, the payment at maturity for each security will be $10 times the share performance factor, which will result in a loss of some or all of your investment.

Summary of Selected Key Risks (see page 10)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity, which may be less than the appreciation in the underlying shares.

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The early redemption feature may limit the term of your investment to as short as one year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

▪
The market price of the securities will be influenced by many unpredictable factors, including the trading price and volatility of the underlying shares and the value, volatility and dividend yield of the Financial Select Sector Index.

▪	Investing in the securities is not equivalent to investing in the shares of the Financial Select Sector SPDR Fund or the stocks composing the Financial Select Sector Index.

▪	Adjustments to the underlying shares or the Financial Select Sector Index could adversely affect the value of the securities.

▪	The underlying shares may not exactly track the Financial Select Sector Index.

▪	The antidilution adjustments do not cover every event that could affect the shares of the Financial Select Sector SPDR Fund.

▪	There are risks associated with investments in securities with concentration in a single industry.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

▪	Credit risk to Morgan Stanley.

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Auto-Callable Securities due March 7, 2011
Based on the Price of Shares of the Financial Select Sector SPDR Fund

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  Subject to the automatic early redemption of the securities for a specified cash amount prior to maturity, at maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be more or less than or equal to the stated principal amount based upon the closing price of the underlying shares on the final determination date, and in certain circumstances based upon whether the price of the underlying shares has decreased to or below the trigger price at any time during the observation period.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August , 2008	August , 2008 (5 business days after the pricing date)	March 7, 2011
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Aggregate principal amount:	$
Issue price:	$10 per security (see “Syndicate Information” on page 7)
Stated principal amount:	$10 per security
Denominations:	$10 and integral multiples thereof
Interest:	None
Determination dates:	#1: September 2, 2009	#2: December 2, 2009	#3: March 2, 2010
	#4: June 2, 2010	#5: September 2, 2010	#6: December 2, 2010
Final: March 7 , 2011
Early redemption payment:
If, on any of the first six determination dates, the closing price of the underlying shares is greater than the initial share price, the securities will be automatically redeemed on the third business day following the related determination date for the respective cash payment as follows:

▪ 1st determination date:	$11.20 to $11.40
▪ 2nd determination date:	$11.50 to $11.75
▪ 3rd determination date:	$11.80 to $12.10
▪ 4th determination date:	$12.10 to $12.45
▪ 5th determination date:	$12.40 to $12.80
▪ 6th determination date:	$12.70 to $13.15
The actual early redemption payment amount will be determined on the pricing date.
Payment at maturity:	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the closing price on the final determination date is:
▪ Greater than the initial share price: $13.00 to $13.50 (as determined on the pricing date),
▪ Less than or equal to the initial share price but the trading price has not decreased to or below the trigger price at any time during the observation period, $10 stated principal amount, or

▪   Less than or equal to the initial share price and the trading price has decreased to or below the trigger price at any time  during the observation period, $10 times the share performance factor.
       This amount will be less than or equal to the stated principal amount of $10, which may result in a loss of some or all of your investment.

Trigger price:	65% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of the underlying shares on the pricing date
Final share price:	The product of the closing price and the adjustment factor on the final determination date
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, from but excluding the pricing date to and including the final determination date.

Risk factors:	Please see “Risk Factors” on page 10.

August 2008	Page 5

Auto-Callable Securities due March 7, 2011
Based on the Price of Shares of the Financial Select Sector SPDR Fund

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617480686
Minimum ticketing size:	100 securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Although the issuer believes each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  For example, the risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments, rather than as an open transaction, is higher than with other non-principal-protected equity-linked securities.

Assuming the characterization of the securities stated above is respected, the following U.S. federal income tax consequences should result:
■ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange, or early redemption; and

■      upon sale, exchange, early redemption, or settlement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Any gain or loss recognized upon sale, exchange, early redemption or settlement should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at such time, and short-term capital gain or loss otherwise.  Therefore, such capital gain or loss should be long-term if the issuer calls the securities at the first determination date.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments; it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

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Auto-Callable Securities due March 7, 2011
Based on the Price of Shares of the Financial Select Sector SPDR Fund

Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares, in futures or options contracts on the underlying shares, in exchange traded funds or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling the underlying shares, futures or options contracts on the underlying shares listed on major securities markets, exchange traded funds or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the valuation date.  We cannot give any assurance that our hedging activity will not affect the trading price or closing price and, therefore, such activity may adversely affect the value of the securities or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of the securities for any single investor
$10	$0.225	<$999K
$9.9625	$0.1875	$1MM-$2.99MM
$9.94375	$0.16875	$3MM-$4.99MM
$9.9250	$0.150	>$5MM
Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2008	Page 7

Auto-Callable Securities due March 7, 2011
Based on the Price of Shares of the Financial Select Sector SPDR Fund

Hypothetical Examples

The following examples illustrate the payout on the securities for a range of hypothetical closing prices on each of the seven determination dates, taking into account whether or not the trading price of the underlying shares decreased to or below the trigger price during the observation period.

These examples are based on the following hypothetical terms:

Initial share price:	$22
Trigger price:	$14.30, which is 65% of the initial share price
Early redemption payment in September 2009:	$11.30
Early redemption payment in December 2009:	$11.625
Early redemption payment in March 2010:	$11.95
Early redemption payment in June 2010:	$12.275
Early redemption payment in September 2010:	$12.60
Early redemption payment in December 2010:	$12.925
Payment at maturity (if the final share price is above the initial share price):	$13.25 per security
Stated principal amount (per security):	$10

In Examples 1 through 6, the price of the underlying shares fluctuates over the term of the securities and the underlying shares close above the initial share price of $22 on one of the first six determination dates.  However, each example produces a different early redemption payment because the closing prices exceed the initial share price on different determination dates.  Because the closing price exceeds the initial share price on one of the first six determination dates, the securities are automatically redeemed as of the corresponding determination date.  Examples 2, 5 and 6 illustrate that the decline of the trading price to or below the trigger price on a random observation date does not affect the payout if the securities are automatically redeemed on one of the first six determination dates.

Determination Date	Example 1	Example 2	Example 3
	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout
#1	$23	$11.30	$21	–	$20	–
#2	–	–	$24	$11.625	$19	–
#3	–	–	–	–	$23	$11.95
#4	–	–	–	–	–	–
#5	–	–	–	–	–	–
#6	–	–	–	–	–	–
Final determination date	–	–	–	–	–	–
Has the trading price decreased to or below the trigger price at any time during the observation period?	NO		YES		NO
Total Payout	$11.30 in September 2009	$11.625 in December 2009	$11.95 in March 2010

Determination Date	Example 4	Example 5	Example 6
	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout
#1	$21	–	$22	–	$22	–
#2	$20	–	$20	–	$20	–
#3	$19	–	$21	–	$21	–
#4	$25	$12.275	$20	–	$20	–
#5	–	–	$23	$12.60	$19	–
#6	–	–	–	–	$24	$12.925
Final determination date	–	–	–	–	–	–
Has the trading price decreased to or below the trigger price at any time during the observation period?	NO		YES		YES
Total Payout	$12.275 in June 2010	$12.60 in September 2010	$12.925 in December 2010

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Auto-Callable Securities due March 7, 2011
Based on the Price of Shares of the Financial Select Sector SPDR Fund

In each of Examples 7, 8 and 9, the closing price on the first through sixth determination dates is less than or equal to the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination Date	Example 7	Example 8	Example 9
	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout	Hypothetical Closing Price	Payout
#1	$21	–	$21	–	$21	–
#2	$19	–	$19	–	$19	–
#3	$17	–	$17	–	$17	–
#4	$20	–	$20	–	$20	–
#5	$22	–	$22	–	$22	–
#6	$21	–	$21	–	$21	–
Final determination date	$30.80	$13.25	$20.90	$10	$17.60	$8.00
Has the trading price decreased to or below the trigger price at any time during the observation period?	YES		NO		YES
Total Payout	$13.25 at maturity	$10 at maturity	$8.00 at maturity

▪
In Example 7, on the final determination date, the closing price has increased 40% above the initial share price to $30.80, and the payment at maturity equals $13.25 per security, representing a 32.5% return on your investment.  Even though the trading price decreased below the trigger price during the observation period, the payment at maturity is unaffected because the closing price on the final determination date exceeds the initial share price.  The return on your investment would be less than the 40% return you would receive on a comparable investment linked to the simple return on the underlying shares.

▪
In Example 8, on the final determination date, the closing price has decreased 5% below the initial share price to $20.90.  However, because the trading price has not decreased to or below the trigger price of $14.30 at any time during the observation period, the payment at maturity equals $10 per security, an amount equal to the stated principal amount.

▪
In Example 9, on the final determination date, the closing price has decreased to $17.60, which is 20% below the initial share price.  Because the trading price has decreased to or below the trigger price during the observation period, the payment at maturity equals the $10 stated principal amount times a share performance factor of 0.8, which results in a payment at maturity of $8.00 per security, an amount representing a loss of 20% of the $10 stated principal amount.

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Based on the Price of Shares of the Financial Select Sector SPDR Fund

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

Structure Specific Risk Factors

▪
Securities do not pay interest nor guarantee full return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee your principal amount at maturity.  Instead, if the securities have not previously been automatically redeemed prior to maturity, you will receive, at maturity, for each security that you hold an amount in cash based upon the closing price of the underlying shares on the final determination date, which may be less than the stated principal amount and may be zero, if the price of the underlying shares has decreased to or below the trigger price at any time during the observation period.

▪
Appreciation potential is limited.  The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity of $13.00 to $13.50, to be determined on the pricing date, regardless of any larger appreciation in the price of the underlying shares.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  Furthermore, the early redemption feature may limit the term of your investment to as short as one year.

▪
Market price influenced by many unpredictable factors.  Numerous factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value and volatility of the underlying shares, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and creditworthiness of the issuer.  As a result, the market value of the securities will vary and may be less than par at any time prior to maturity and sale of the securities prior to maturity may result in a loss.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to the underlying shares or to the Financial Select Sector Index could adversely affect the value of the securities. SSgA is the investment adviser to the Financial Select Sector SPDR Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s Corporation, which we refer to as S&P, from the universe of companies represented by the S&P 500 Index.  The Financial Select Sector Index is calculated and disseminated by the American Stock Exchange.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index that could change the value of the Financial Select Sector Index.  Pursuant to its investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Financial Select Sector SPDR Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.

▪
Not equivalent to investing in the underlying shares.  Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the Financial Select Sector Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks composing the Financial Select Sector Index.

▪
The underlying shares and the Financial Select Sector Index are different. The performance of the underlying shares may not exactly replicate the performance of the Financial Select Sector Index because the Financial Select Sector SPDR Fund will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index.  It is also possible that the Financial Select Sector SPDR Fund may not fully replicate or may

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Based on the Price of Shares of the Financial Select Sector SPDR Fund

in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  SSgA Funds Management, Inc., which we refer to as SSgA, may invest up to 5% of the Financial Select Sector SPDR Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments.  The Financial Select Sector SPDR Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

▪
The Financial Select Sector SPDR Fund is concentrated in the financial services sector. All or substantially all of the equity securities held by the Financial Select Sector SPDR Fund are issued by companies whose primary business is directly associated with the financial services sector, including the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate.  Because the value of the securities is linked to the performance of the underlying shares, an investment in the securities will be concentrated in the financial services sector.

Financial services companies are subject to specific and substantial risks, including, without limitation, significant competition and extensive current and potentially changing government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the businesses they can enter and the interest rates and fees they can charge.  The ability of companies in the financial services sector to generate profits is largely dependent on the availability and cost of capital funds, which may fluctuate significantly when interest rates or company credit ratings change.  Recent substantial losses related to the financial difficulties of borrowers involved in “sub-prime” lending practices and other recent developments in the credit market have and will likely continue to cause substantial volatility in the financial services sector.  The stock prices of financial institutions, especially those engaged in investment banking, brokerage and banking businesses, have historically been unpredictable, with significant stock price fluctuations in response to reported trading losses in proprietary trading businesses, actual or perceived problems related to risk management systems, the amount of total leverage, liquidity of assets or capital resources, the strength of the mergers and acquisitions and capital markets businesses and general economic conditions, among other factors.  Insurance companies, which are the issuers of some of the equity securities held by the Financial Select Sector SPDR Fund, have been and may continue to be subject to severe price competition.   As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector or one of the sub-sectors of the financial services sector than a different investment linked to securities of a more broadly diversified group of issuers. services sector than a different investment linked to securities of a more broadly diversified group of issuers.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible characterization, the securities could be recharacterized for U.S. federal income tax purposes, as debt instruments and U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments, rather than as an open transaction, is higher than with other non-principal-protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying pricing supplement.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments; it is not clear whether instruments such as the securities would be viewed as similar to the

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prepaid forward contracts described in the notice.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Other Risk Factors

▪
Secondary trading may be limited.  The securities will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the securities but is not required to do so.  If at any time MS & Co. were to cease acting as a market maker for the securities, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your securities would likely be lower than if an active market existed.  Because it is not possible to predict whether the securities will be liquid or illiquid, you should be willing to hold your securities to maturity.

▪
Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the index.  MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the Financial Select Sector SPDR Fund or its component stocks), including trading in the underlying shares, in options contracts on the underlying shares as well as in other instruments related to the underlying shares.  MS & Co. and some of our other subsidiaries also trade the underlying shares, stocks underlying the Financial Select Sector SPDR Index and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the price of the underlying shares and, as a result, could increase the price above which the underlying shares must close on the determination dates for the securities to be automatically redeemed prior to maturity or for you to receive a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying shares on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. will determine the initial share price, final share price, the closing price on the determination dates and whether or not the underlying share price has decreased to or below the trigger price at any time during the observation period as well as your payment at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any closing price or the underlying share price in the event of a discontinuance of the underlying shares, may affect the payout to you at maturity.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the securities.

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Information about the Underlying Shares

The Financial Select Sector SPDR Fund. The Financial Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company.  The Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  It is possible that this fund may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission ( the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the Agent have participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that could affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a prospective purchaser of the securities, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. (“MGH”).  The securities are not sponsored, endorsed, sold, or promoted by MGH or the Trust.  MGH and the Trust make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The Financial Select Sector Index. The Financial Select Sector Index is calculated and disseminated by The American Stock Exchange, and is designed to provide an effective representation of the financial sector of the S&P 500 Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.  See “Annex A—The Financial Select Sector Index.”

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Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices of the shares of the Financial Select Sector SPDR Fund for each quarter in the period from January 1, 2003 through July 22, 2008.  The closing price of the shares of the Financial Select Sector SPDR Fund on July 22, 2008 was $22.49.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the Financial Select Sector SPDR Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the Financial Select Sector SPDR Fund on the valuation date.

Financial Select Sector SPDR Fund (CUSIP 81369Y605)	High	Low	Period End
2003
First Quarter	23.75	19.62	20.76
Second Quarter	25.96	21.31	24.55
Third Quarter	26.40	24.74	25.41
Fourth Quarter	28.20	26.05	28.13
2004
First Quarter	30.46	28.09	29.40
Second Quarter	29.71	27.23	28.58
Third Quarter	29.43	27.31	28.46
Fourth Quarter	30.58	27.39	30.53
2005
First Quarter	30.59	28.10	28.39
Second Quarter	29.67	27.65	29.47
Third Quarter	30.37	29.03	29.52
Fourth Quarter	32.45	28.61	31.67
2006
First Quarter	33.18	31.32	32.55
Second Quarter	34.16	31.51	32.34
Third Quarter	34.76	31.62	34.62
Fourth Quarter	37.12	34.54	36.74
2007
First Quarter	37.96	34.80	35.63
Second Quarter	38.02	35.30	36.18
Third Quarter	36.81	32.06	34.32
Fourth Quarter	35.89	28.29	28.93
2008
First Quarter	29.68	23.45	24.87
Second Quarter	27.71	20.26	20.26
Third Quarter (through July 22, 2008)	22.49	17.17	22.49

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Annex A

The Financial Select Sector Index

We have derived all information contained in this pricing supplement regarding the Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The stocks included in each Select Sector Index, including the Financial Select Sector Index, are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) acting as Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500 Index.  The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Financial Select Sector Index.

The Financial Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500 Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the financial sector of the S&P 500 Index.  As of July 22, 2008, the Financial Select Sector Index represented approximately 15.53% of the S&P 500 Index based on market capitalization of the stocks and included 88 component stocks in the following industries: commercial banks, capital markets; diversified financial services, insurance and real estate.

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500 Index.

The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index will be allocated to one and only one of the Select Sector Indices.

Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500 Index to a Select Sector Index.  The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent.

Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index, using a base-weighted aggregate methodology.  See “—The S&P 500 Index Methodology” below.  The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

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The S&P 500 Index Methodology

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

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Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

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